Exhibit 5.1

Tel-Aviv, June 14, 2016
 Our file: 221041/0

RADA Electronic Industries Ltd.
7 Giborei Israel Blvd.
Netanya, 4250407
Israel

Ladies and Gentlemen,

We have acted as counsel to RADA Electronic Industries Ltd., an Israeli corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form F-3 (the “Registration Statement”) pertaining to resale by the selling shareholder of up to 5,299,655 ordinary shares of the Company, par value $0.015 per share (the “Shares”).

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

We are members of the Israel Bar, and the opinions expressed herein are limited to questions arising under the Laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours faithfully,
S. FRIEDMAN & CO.
Advocates

David Malkoff
Sarit Molcho *
Itamar Anaby
Doron Schweppe
Lily Doron
Amir Cohen-Dor
Michael Safran
Tal Enat-Ben Arieh
Hadar Tal
Ifat Minzer-Koll
Gil Hagay
Gavriel Disegni
Nira Cory
Yaniv Kleinblatt
Arnon Mainfeld *
Oded Rehan
Dr. Tal Tirosh*
Keren Fischer Gutterman
Orit Shaked-Shenkman
Yoad Perets
Aviva Zigmond
Terry Almozlino-Arnon
Merav Gilboa
Michal Raveh (CPA)
Einat Wiener
Margalit Apelbaum (CPA)
Efrat Siboni
Hagar Talmor
Maoz Roth
Maya Shlomi
Ofri Maskit
Amit Yinon
Roiy Cohen
Assaf lrony
Ben Gilad
Assaf Cohen
Tali Bismut-Katz
Liron Koren
Naor Cohen
Rami Spector
Netta Zur-Peleg
Sharon Haber-Osinsky
Keren Waidberg
Tsahy Alon
Amnon Sharon
Amos Oseasohn
Natan Hoffman
Nitzan Nishlis
Yonatan Fridman
Eliad Sholomovich
Adi Salem
Hadar Arbel
Shiran Mizrahi Vilbach
Natalie Lorberboym
Enav Assraf
Doron Woittiz
Ravit Halevy-Barzilai
Ariel Shachar
Ishay Levanon
Yael Ratzaby
Tzlil Danieli Peretz
Hadar Ben-Zion
Evgeni (Yoni) Raskin
Guy Leichter

Uri Yanovski - Of Counsel
Amiram Safran - Of Counsel
Solly Friedman
(1913-2009)-Founder

Tel-Aviv Office: 2 Weizmann St. P.O.B. 33123 Tel-Aviv 6133101, Israel Tel.: 972-3-6931931 Fax: 972-3-6931930	Haifa Office: 9 Andrei Sakharov St. P.O.B. 15065 Haifa 3508409, Israel Tel.: 972-4-8546666 Fax: 972-4-8546677	* Also a member of the New York Bar ** Also a member of the Nevada Bar & California Bar www.friedman.co.il
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